UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 4, 2024

VIRIOS THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39811	85-4314201
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

, GA
44 Milton Avenue Alpharetta, GA	30009
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (866) 620-8655

(Former Name or Former Address, if Changed Since Last Report) Not Applicable

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	VIRI	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Share Exchange Agreement

On October 7, 2024, Virios Therapeutics, Inc., a Delaware corporation (the “Company”), entered into the Share Exchange Agreement (the “Exchange Agreement”) with Sealbond Limited, a British Virgin Islands corporation (“Sealbond”), pursuant to which the Company acquired 100% of the issued and outstanding common shares of Pharmagesic (Holdings) Inc., a Canadian corporation (“Pharmagesic”) (such transaction, the “Combination”). Prior to the Combination, Pharmagesic was a wholly-owned subsidiary of Sealbond and an indirect wholly-owned subsidiary of CK Life Sciences Int’l., (Holdings) Inc., a listed entity on the Main Board of the Hong Kong Stock Exchange.

Under the terms of the Exchange Agreement, upon the consummation of the Combination on October 7, 2024 (the “Closing”), in exchange for all of the outstanding common shares of Pharmagesic immediately prior to the Effective Time, the Company will issue to Sealbond, as sole shareholder of Pharmagesic, an aggregate of (A) 211,383 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), which shares shall represent a number of shares equal to no more than 19.99% of the outstanding shares of Common Stock as of immediately before the Effective Time and (B) 2,108.3854 shares of the Company’s Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”) (as described below). The issuance of the shares of Common Stock and Series A Preferred Stock to Sealbond is expected to occur on October 9, 2024 and the number of shares being issued to Sealbond takes into account the effectiveness of the Reverse Stock Split described below. Each share of Series A Preferred Stock is convertible into 10,000 shares of Common Stock, subject to certain conditions described in the Exchange Agreement. The Combination is intended to be treated as a taxable exchange for U.S. federal income tax purposes.

Tungsten Advisors (through its Broker-Dealer, Finalis Securities LLC) (“Tungsten”) acted as the financial advisor to the Company in connection with the Combination. As partial compensation for services rendered by Tungsten, the Company issued to Tungsten and its affiliates and designees an aggregate of 10,568 shares of Common Stock and 105.4190 shares of Series A Preferred Stock.

Following the effectiveness of the Reverse Stock Split described below and following the issuance of the Common Stock pursuant to the Exchange Agreement, the Company will have 1,332,268 shares of Common Stock issued and outstanding.

As discussed below, in connection with the Combination and effective October 9, 2024, the Company will change its name to “Dogwood Therapeutics, Inc.”

The Board of Directors of the Company (the “Board”) approved the Exchange Agreement and the related transactions, and the consummation of the Combination was not subject to approval of Company stockholders. Pursuant to the Exchange Agreement, the Company has agreed to hold a stockholders’ meeting to submit the following matters to its stockholders for their consideration: (i) the approval of the conversion of shares of Series A Preferred Stock into shares of Common Stock in accordance with the rules of the Nasdaq Stock Market LLC (the “Conversion Proposal”) (ii) the approval of a “change of control” under Nasdaq Listing Rules 5110 and 5635(b) (the “Change of Control Proposal”); and (iii) if deemed necessary or appropriate by the Company or as otherwise required by applicable law or contract, the approval of an amendment to the Company’s certificate of incorporation, as amended (the “Charter”), to authorize a reverse stock split of all outstanding shares of Common Stock at a reverse split ratio to be reasonably determined by the Company for the purpose of maintaining compliance with Nasdaq listing standards (such possible reverse stock split proposal, together with the Conversion Proposal and the Change of Control Proposal, the “Meeting Proposals”). In connection with these matters, the Company has agreed to file a proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) no later than June 30, 2026.

Reference is made to the discussion of the Series A Preferred Stock and summary of the Certificate of Designation in Item 5.03 of this Current Report on Form 8-K, which is incorporated into this Item 1.01 by reference.

The foregoing description of the Combination and the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Exchange Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Exchange Agreement has been filed herewith to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, on the one hand, or Sealbond, Pharmagesic or OpCo (as defined in the Exchange Agreement), on the other hand. The Exchange Agreement contains representations, warranties and covenants that the Company and Sealbond made to each other as of specific dates. The assertions embodied in those representations, warranties and covenants were made solely for purposes of the Exchange Agreement between the Company and Sealbond and may be subject to important qualifications and limitations agreed to by the Company and Sealbond in connection with negotiating its terms, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Exchange Agreement. Further, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to investors or securityholders. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Exchange Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

Support Agreements

In connection with the execution of the Exchange Agreement, the Company entered into stockholder support agreements (the “Company Stockholder Support Agreements”) with certain of the Company’s directors and executive officers (solely in their capacity as stockholders of the Company). Pursuant to the Company Stockholder Support Agreements, among other things, each of the Company stockholder parties thereto has agreed to vote or cause to be voted all of the shares of Common Stock owned by such stockholder in favor of the Meeting Proposals.

The foregoing description of the Company Stockholder Support Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Company Stockholder Support Agreement, a copy of which is included as Exhibit C to the Exchange Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Lock-Up Agreements

Concurrently and in connection with the execution of the Exchange Agreement, Sealbond, solely in its capacity as sole shareholder of Pharmagesic, and all of the directors and executive officers of the Company (solely in their capacity as stockholders of the Company) as of immediately prior to the Closing entered into lock-up agreements with the Company, pursuant to which each such stockholder agreed to be subject to a 180-day lockup on the sale or transfer of shares of the Company held by each such stockholder at the Closing, including those shares of Common Stock and Series A Preferred Stock (including the shares of Common Stock into which such Series A Preferred Stock is convertible) received by each such stockholder in the Combination (the “Lock-Up Agreements”).

The foregoing description of the Lock-up Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Lock-up Agreement, a copy of which is included as Exhibit B to the Exchange Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Contingent Value Rights Agreement

Concurrently with the Closing of the Combination, the Company entered into a contingent value rights agreement (the “CVR Agreement”) with a rights agent (the “Rights Agent”), pursuant to which each holder of Common Stock as of October 17, 2024, including those holders receiving shares of Common Stock in connection with the Combination, is entitled to one contractual contingent value right (each, a “CVR”) issued by the Company, subject to and in accordance with the terms and conditions of the CVR Agreement, for each share of Common Stock held by such holder as of 5:00 p.m. Eastern Daylight Time on October 17, 2024. The CVR Agreement has a term of seven years.

When issued, each contingent value right will entitle the holders (the “Holders”) thereof, in the aggregate, to 87.75% of any Upfront Payment (as defined in the CVR Agreement) or Milestone Payment (as defined in the CVR Agreement) received by the Company in a given calendar quarter.

The distributions in respect of the CVRs that become payable will be made on a quarterly basis and will be subject to a number of deductions, subject to certain exceptions or limitations, including but not limited to for certain taxes and certain out-of-pocket expenses incurred by the Company.

Under the CVR Agreement, the Rights Agent has, and Holders of at least 30% of the CVRs then-outstanding have, certain rights to audit and enforcement on behalf of all Holders of the CVRs. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than as permitted pursuant to the CVR Agreement.

The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the CVR Agreement, a copy of which is included as Exhibit H to the Exchange Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Loan Agreement

On October 7, 2024, in connection with the Exchange Agreement, the Company entered into a Loan Agreement (the “Loan Agreement”) with Conjoint Inc., a Delaware corporation (“Lender”) and an affiliate of CKLS. Pursuant to the Loan Agreement, Lender agreed to make a loan to the Company in the aggregate principal amount of $19,500,000, of which (i) $16,500,000.00 will be disbursed on October 7, 2024 and (ii) $3,000,000.00 will be disbursed on February 18, 2025, subject in each case to certain conditions described in the Loan Agreement. Pursuant to the terms of the Loan Agreement, the proceeds are to be used for the purpose of (1) funding operations and (2) performing clinical and research & development activities by, or on behalf of OpCo related to Halneuron®.

The foregoing summary of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is included as Exhibit E to the Exchange Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Registration Rights Agreement

On October 7, 2024, in connection with the Exchange Agreement, the Company and Sealbond entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, if, at any time after April 30, 2025, the Company receives a request from holders of at least forty percent (40%) of the Registrable Securities (as defined in the Registration Rights Agreement) then outstanding that the Company file a Form S-1 registration statement with respect to at least thirty percent (30%) of the Registrable Securities then outstanding; provided, that, if at the time of such request, the only holder of Registrable Securities is Sealbond, there shall be no threshold percent to make such request and such threshold percent that must be covered by such request shall be thirty percent (30%) (or, in each case, a lesser percent if the anticipated aggregate offering price, net of Selling Expenses (as defined in the Registration Rights Agreement), would exceed $10,000,000), then the Company shall  as soon as practicable, and in any event within sixty (60) days after the date of such request, file a Form S-1 registration statement with the SEC.

If, at any time after April 30, 2025, the Company receives a request from holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $7,500,000; provided, that, if at the time of such request, the only holder of Registrable Securities is Sealbond, there shall be no threshold percent to make such request and the anticipated aggregate offering price, net of Selling Expenses, must be at least $1,000,000, then the Company shall as soon as practicable, and in any event within thirty (30) days after the date of such request, file a Form S-3 registration statement with the SEC.

The Company will use its good faith commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable after such registration statement is filed.

The Company has also agreed to, among other things, indemnify the holders of Common Stock and Series A Preferred Stock signatory thereto, and each of their respective partners, members, directors, officers, stockholders, legal counsel, accountants, underwriter investment advisers and employees of each of them, each Person who controls any such holder or underwriter (within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The foregoing summary of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Form of Repurchase Agreement

The terms of the Exchange Agreement provides that Sealbond has the right to exercise an option, but not an obligation, after the Closing and upon the occurrence of certain events, to acquire all of the Company’s and its direct and indirect subsidiaries’ intellectual property, rights, title, regulatory submissions, assignment of contracts, data and interests, as of the time of such acquisition, in and to tetrodotoxin and Halneuron®, in accordance with the terms and conditions of the form of Repurchase Agreement.

The foregoing summary of the Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Repurchase Agreement, a copy of which is filed as Exhibit I to the Exchange Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01Completion of Acquisition or Disposition of Assets.

On October 7, 2024, the Company completed its business combination with Sealbond. The information contained in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.01.

Item 3.02Unregistered Sales of Equity Securities.

The information contained in Item 1.01 and Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Pursuant to the Exchange Agreement, the Company issued shares of Common Stock and Series A Preferred Stock. Such issuances were exempt from the registration requirements of the Securities Act in reliance on Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The shares of Common Stock and Series A Preferred Stock issued in the Combination have not been registered under the Securities Act and none of such Securities may be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Neither this Current Report on Form 8-K nor any of the exhibits attached hereto will constitute an offer to sell or the solicitation of an offer to buy shares of Common Stock, Series A Preferred Stock or any other securities of the Company.

Item 3.03Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Exchange Agreement, the Board (a) accepted the resignation of Richard Burch from the Board, effective as of immediately prior to the Closing on October 7, 2024; (b) appointed Alan Yu as a director of the Company and Melvin Toh as a director of the Company, in each case effective immediately after the Closing on October 7, 2024; and (c)

promoted Angela Walsh from her prior role of Senior Vice President of Finance to the Company's Chief Financial Officer, effective immediately upon the Closing on October 7, 2024. Greg Duncan remains as the Chief Executive Officer, Dr. R. Michael Gendreau, MD, PhD remains the Chief Medical Officer and Ralph Grosswald remains the Senior Vice President of Operations.

Additionally, in connection with the appointment of Mr. Yu and Dr. Toh to the Board, the Company and CKLS entered into a letter agreement, dated October 7, 2024 (the “Letter Agreement”), pursuant to which the Company agreed to waive certain corporate opportunities.

The foregoing summary of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Appointment of Angela Walsh as Chief Financial Officer

On October 4, 2024, the Board appointed Angela Walsh, age 58, as the Chief Financial Officer, effective immediately upon the Closing. Angela Walsh has served as the Company’s Senior Vice President of Finance since January 1, 2021 and prior to that Ms. Walsh was the Company’s Vice President of Finance since April 1, 2020. Prior to joining the Company, from 2016 to March 2020, Ms. Walsh was the Vice President of Finance for Celtaxsys, Inc., a privately held biotech company focused on developing anti-inflammatory medicines for rare diseases such as Cystic Fibrosis, where she oversaw and managed the company’s financial and accounting activities. Prior to that, from 2015 to 2016, Ms. Walsh was a partner at Vennskap, LLC and from 2014 to 2015 was the Chief Financial Officer for Green Circle Bio Energy, a startup renewable energy company, where she was part of the executive team that executed a successful acquisition by Enviva Partners, LP. From 2011 to 2014, she was the Chief Financial Officer at Atlanco, Inc., a tactical apparel company, and from 2006 to 2011, she held various positions at Altea Therapeutics, Inc., a biotech transdermal patch and medical device company, the last of which was Vice President of Finance. From 2003 to 2006, she worked for Russell Corporation where she held various positions, including serving as the Controller for Huffy Sports. During her tenure, Ms. Walsh has participated in numerous capital market transactions including mergers and acquisitions, debt offerings and initial public offerings. Ms. Walsh began her accounting career with Arthur Anderson, LLP as an auditor and is a Certified Public Accountant in both Georgia and North Carolina. Ms. Walsh holds a Bachelor of Science in Accounting from Wake Forest University.

There are no arrangements or understandings between Ms. Walsh and any other person pursuant to which she was selected as an executive officer other than in connection with the Combination as described herein, and there are no family relationships between Ms. Walsh and any of the Company’s directors or executive officers. Ms. Walsh has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under item 404(a) of Regulation S-K.

Appointment of Alan Yu as Director

On October 4, 2024, the Board appointed Alan Yu, age 69, as a director of the Company, effective immediately after the Closing. Mr. Yu has been the Deputy Chairman of of CK Life Sciences Int’l., (Holdings) Inc. (“CKLS”), a pharmaceutical, nutraceutical, and agricultural development and management company listed on the Hong Kong Stock Exchange, since September 2024. Prior to being Deputy Chairman, he was Vice President and Chief Executive Officer of CKLS, since September 2020. Prior to becoming Vice President and Chief Executive Officer, Mr. Yu had been Vice President and Chief Operating Officer of CKLS since June 2002. Mr. Yu also served as the Chairman of WEX Pharmaceuticals Inc. Mr. Yu has a Bachelor of Arts degree in Philosophy and Comparative Literature from The University of Hong Kong and a Master’s degree in Business Administration from The Chinese University of Hong Kong. Mr. Yu is a Fellow of the Hong Kong Institute of Directors.

There are no arrangements or understandings between Mr. Yu and any other person pursuant to which he was selected as a director other than in connection with the Letter Agreement and the Combination, each as described herein, and there are no family relationships between Mr. Yu and any of the Company’s directors or executive officers. Mr. Yu has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under item 404(a) of Regulation S-K.

Appointment of Melvin Toh as Director

On October 4, 2024, the Board appointed Melvin Toh, age 57, as a director of the Company, effective immediately after the Closing. Dr. Toh has served as the Vice President and Chief Scientific Officer, and an Executive Director of CKLS since November 2018.  Dr. Toh joined CKLS in January 2008 and was previously Vice President, Pharmaceutical Development. Dr. Toh has Bachelor of Medicine and Bachelor of Surgery degrees from the National University of Singapore and a Master of Science degree in Epidemiology from the University of London.

There are no arrangements or understandings between Dr. Toh and any other person pursuant to which he was selected as a director other than in connection with the Letter Agreement and the Combination, each as described herein, and there are no family relationships between Dr. Toh and any of the Company’s directors or executive officers. Dr. Toh has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under item 404(a) of Regulation S-K.

Item 5.03Amendments to Articles of Incorporation or Bylaws: Change in Fiscal Year.

Certificate of Designation

On October 7, 2024, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series A Non-Voting Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware in connection with the Combination referenced in Item 1.01 above. The Certificate of Designation provides for the designation of shares of the Series A Preferred Stock.

Holders of Series A Preferred Stock are entitled to receive dividends on shares of Series A Preferred Stock (on an as-if-converted-to-Common-Stock basis, without regard to the Beneficial Ownership Limitation (as defined in the Certificate of Designation), equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when, as if such dividends (other than dividends payable in the form of Common Stock) are paid on the shares of the Common Stock; provided, however, in no event shall Holders of Series A Preferred Stock be entitled to receive the “rights” distributed pursuant to the CVR Agreement, or any amounts paid under the CVR Agreement. In addition, holders of Series A Preferred Stock shall be entitled to receive, and the Company shall pay, payment-in-kind dividends on each share of Series A Preferred Stock, accruing at a rate equal to five percent (5.0%) per annum payable in shares of Series A Preferred Stock on the date that is 180 days after the date of the original issuance of such Series A Preferred Stock or such earlier date that that such holder may convert any portion of the Series A Preferred Stock to Common Stock.

Except as otherwise required by law, the Series A Preferred Stock does not have voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, the Company will not, without the affirmative vote of the holders of a majority of the then-outstanding shares of the Series A Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the Certificate of Designation, amend or repeal any provision of, or add any provision to, the Charter or Amended and Restated Bylaws of the Company, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Charter or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of Series A Preferred Stock, or increase or decrease (other than by conversion) the number of authorized shares of Series A Preferred Stock (iii) prior to the Stockholder Approval (as defined in the Certificate of Designation) or at any time while at least 30% of the originally issued Series A Preferred Stock remains issued and outstanding, consummate either: (A) any Fundamental Transaction (as defined in the Certificate of Designation) or (B) any merger or consolidation of the Company with or into another entity or any stock sale to, or other business combination in which the stockholders of the Company immediately before such transaction do not hold at least a majority of the capital stock of the Company immediately after such transaction, or (iv) enter into any agreement with respect to any of the foregoing.

The Series A Preferred Stock shall rank on parity with the Common Stock as to distributions of assets upon liquidation, dissolution or winding-up of the Company, whether voluntarily or involuntarily.

Following stockholder approval of the Conversion Proposal, each share of Series A Preferred Stock will automatically convert into 10,000 shares of Common Stock, subject to certain limitations provided in the Certificate of Designation, including that the Company shall not affect any conversion of Series A Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion (the “Beneficial Ownership Limitation”); provided, however, that the Beneficial Ownership Limitation will not apply after the stockholder approval of the Change of Control Proposal and upon the occurrence of certain other events as set forth in the Certificate of Designation. If at any time following the earliest of Stockholder Approval (as defined in the Certificate of Designation), the occurrence of one of the events set forth in clauses (ii), (v), or (vi) of Section 1.5(a) of the Exchange Agreement, or June 30, 2026, the Company fails to deliver to a holder certificates representing shares of Common Stock or electronically deliver such shares, the Series A Preferred Stock is redeemable for cash at the option of the holder thereof at a price per share equal to the then-current Fair Value of the Series A Preferred Stock, as defined and described in the Certificate of Designation.

The foregoing description of the Series A Preferred Stock and Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designation, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Certificate of Amendment

On October 7, 2024, the Company filed a certificate of amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Charter Amendment”), pursuant to which, effective October 9, 2024, the Company (i) will change its name from “Virios Therapeutics, Inc.” to “Dogwood Therapeutics, Inc.” (the “Name Change”) and (ii) will effectuate the Reverse Stock Split described below. Pursuant to the Delaware General Corporation Law, a stockholder vote was not necessary to effectuate the Name Change and it does not affect the rights of the Company’s stockholders.

In addition, effective at the open of market trading on October 9, 2024, the Company’s Common Stock will cease trading under the ticker symbol “VIRI” and will begin trading on the Nasdaq Stock Market under the ticker symbol “DWTX”.

The Company’s Board also approved amended and restated by-laws (“A&R By-Laws”) to reflect the Name Change.

The foregoing description of the Charter Amendment and the A&R By-Laws does not purport to be complete and is qualified in its entirety by reference to the full text of the Charter Amendment and the A&R By-Laws, which are filed as Exhibit 3.2 and Exhibit 3.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Reverse Stock Split

On October 7, 2024, the Company filed the Charter Amendment to effect a reverse stock split (the “Reverse Stock Split”), resulting in outstanding shares of Common Stock of 1,110,317 prior to the issuance of shares pursuant to the Exchange Agreement. The Reverse Stock Split will become effective in accordance with the terms of the Charter Amendment at 12:01 a.m. Eastern Time on October 9, 2024 (the “Reverse Split Effective Time”), prior to the issuance of shares of Common Stock pursuant to the Exchange Agreement. At the Reverse Split Effective Time, every 25 shares of the Company’s issued and outstanding Common Stock will be converted automatically into one issued and outstanding share of Common Stock.

The Company’s Common Stock will begin trading on the Nasdaq Capital Market under the ticker symbol “DWTX” on a split-adjusted basis as of the commencement of trading on October 9, 2024 with a new CUSIP number of 92829J203.

The Reverse Stock Split will affect all stockholders uniformly and will not by itself alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the Reverse Stock Split would result in a stockholder owning a fractional share. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment equal to the fair market value of such fractional share as of the Reverse Split Effective Time, as determined in good faith by the Board.

The foregoing description of the Charter Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Charter Amendment, which is filed as Exhibit 3.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 7.01Regulation FD Disclosure.

Press Release

On October 7, 2024, the Company issued a press release announcing the transactions described in this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

On October 7, 2024, the Company posted a presentation to its website that may be used by the Company from time to time with investors, analysts, collaborators, vendors or other third parties. A copy of the presentation is furnished as Exhibit 99.2

On October 7, 2024, the Company posted a document to its website (the “Investor FAQ”) providing responses to frequently asked questions regarding the Combination. A copy of the Investor FAQ is furnished as Exhibit 99.3 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K, including the information in the press release and the presentation attached as Exhibit 99.1, Exhibit 99.2 and Exhibit 99.3, respectively, to this Current Report on Form 8-K is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section. Furthermore, the information in Item 7.01 of this Current Report on Form 8-K, shall not be deemed to be incorporated by reference in the filings of the Company under the Securities Act.

Item 8.01Other Events.

Following the Reverse Stock Split there will be a total of 1,110,317 shares of Common Stock issued and outstanding. After the issuances of Common Stock set forth in Item 3.02 above, there will be a total 1,332,268 shares of Common Stock issued and outstanding.

Item 9.01Financial Statements and Exhibits.

(a) Financial statements of business acquired

The financial statements required by this Item, with respect to the Combination described in Item 2.01 herein, are expected to be filed by amendment as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed related to Item 2.01.

(b) Pro forma financial information

The pro forma financial information required by this Item, with respect to the Combination described in Item 2.01 herein, are expected to be filed by amendment as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed related to Item 2.01.

Forward Looking Statements

Any statements in this Current Report about the future expectations, plans, and prospects of the Company, including without limitation, statements regarding: the Combination, stockholder approval of the conversion of the Series A Preferred Stock, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hypothesize,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to those set forth under the caption “Risk Factors” in this Current Report on Form 8-K and in the Company’s most recent Annual Report on Form 10-K filed with the SEC, as supplemented by its subsequent Quarterly Reports on Form 10-Q, and in other filings made with the SEC. In addition, any forward-looking statements included in this Current Report represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any intention to update any forward-looking statements included in this Current Report.

No Offer or Solicitation; Important Information About the Combination and Where to Find It

This Current Report on Form 8-K is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Combination and shall not constitute an offer to sell, or a solicitation of an offer to buy, the securities of the Company nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.

The Company expects to file a proxy statement with the SEC relating to the Meeting Proposals. The definitive proxy statement will be sent to all Company stockholders. Before making any voting decision, investors and security holders of the Company are urged to read the proxy statement and all other relevant documents filed or that will be filed with the SEC in connection with the Meeting Proposals as they become available because they will contain important information about the Exchange Agreement and related transactions and the Meeting Proposals to be voted upon. Investors and security holders will be able to obtain free copies of the proxy statement and all other relevant documents filed or that will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov.

Participants in Solicitation

The Company, Sealbond, and their respective directors, executive officers, and employees may be deemed to be participants in the solicitation of proxies in respect of the Combination. Information regarding the Company’s directors and executive officers is available in the Company’s Definitive Proxy Statement filed with the SEC on April 25, 2024 under “Proposal One - Election of Directors.” Information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

(d)Exhibits.

Exhibit Number	Description
2.1	Share Exchange Agreement, dated October 7, 2024, relating to Pharmagesic (Holdings) Inc., by and between Virios Therapeutics, Inc. and Sealbond Limited.*
3.1	Certificate of Designation of Series A Non-Voting Convertible Preferred Stock of Virios Therapeutics, Inc., dated October 7, 2024.
3.2	Certificate of Amendment of Certificate of Incorporation of Virios Therapeutics, Inc., as amended, dated October 7, 2024.
3.3	Amended and Restated By-laws of Dogwood Therapeutics, Inc., dated October 7, 2024.
10.1	Loan Agreement, dated October 7, 2024, by and between Virios Therapeutics, Inc. and Conjoint, Inc.
10.2	Registration Rights Agreement, dated October 7, 2024, by and between Virios Therapeutics, Inc. and Sealbond Limited.
10.3	Letter Agreement, dated October 7, 2024, by and between Virios Therapeutics, Inc. and CK Life Sciences Int’l, (Holdings) Inc.
99.1	Press Release of Virios Therapeutics, Inc., dated October 7, 2024 (furnished herewith).
99.2	Presentation, dated October 7, 2024 (furnished herewith).
99.3	Investor FAQ, dated October 7, 2024 (furnished herewith).
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

* Certain annexes, schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted attachment to the SEC on a confidential basis upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRIOS THERAPEUTICS, INC.

	By:	/s/ Angela Walsh
	Name:	Angela Walsh
	Title:	Chief Financial Officer, Corporate Secretary and Treasurer
October 7, 2024